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                                                                     Exhibit 2.4
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                                SENIOR DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC") OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FACE AMOUNT:                                                          $7,000,000
PRICE:                                                                $7,000,000
DEBENTURE NUMBER:                                              November 2007 101
ISSUANCE DATE:                                                  November 1, 2007
MATURITY DATE:                                                  November 1, 2012

         FOR VALUE RECEIVED, Patient Portal Technologies, Inc., a Delaware corporation ("Company"), hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, LTD. ("Holder") by November 1, 2012 (the "Maturity Date"), the principal amount of Seven Million U.S. Dollars ($7,000,000) (the "Face Amount"), and to pay interest and redemption on the principal amount thereof, and any accrued penalties, in such amounts, at such times and on such terms and conditions as are specified herein.

         This Senior Debenture (this "Debenture") is subject to automatic conversion at the end of five (5) years from the date of issuance, at which time the Debenture outstanding will be automatically converted based upon the formula set forth in Article 3.2(c) hereof.

Article 1    Interest.

         (a) Company shall pay interest ("Interest") at the rate of twelve percent (12%) per annum, compounded daily, on the unpaid Face Amount of this Debenture at such times and in such amounts as outlined in this Article 1. Company shall make mandatory monthly payments of interest (the "Interest Payments"), in an amount equal to the interest accrued on the principal balance of the Debenture from the last Interest Payment until such time as the current Interest Payment is due and payable. The Interest Payments shall commence the first month following the Issuance Date and shall continue until the Face Amount is paid in full, and the Interest Payments shall be paid the last day of each such month. Holder shall retain the right, but not the obligation, to convert any Interest due and payable under this Debenture on terms outlined in Section 3 of this Debenture.


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         (b) Any monies paid to Holder in excess of the  Interest  due when paid shall be credited toward the redemption of the Face Amount of this Debenture.

Article 2    Method of Payment.


     Section 2.1   Repayment of Debenture.


         (a) Commencing on the seventh (7th) month following the Issuance Date, Company shall make the Interest Payment outlined in Article 1 hereof and monthly amortizing payments to Holder (the "Amortizing Payments") on the Face Amount of the Debenture, plus the Redemption Amount on the principal (as defined in Article 14 hereof), with such Amortizing Payments to be paid on the last business day of each month for so long as there is an outstanding balance on this Debenture, in the amount of One Hundred and Eighty-Three Thousand Eight Hundred and Twenty-Five dollars and 17/100 U.S. dollars ($183,825.17) (the "Amortizing Payment Amount").

         (b) At the end of the thirty-six (36) month anniversary of the Issuance Date ("Anniversary Date"), all amount then currently owed under the Debenture shall become immediately due and payable to Holder.

         (c) Notwithstanding any provision to the contrary in this Debenture, Company may pay in full to Holder the Face Amount, or any balance remaining thereon, in readily available funds, at any time and from time to time without penalty.

         (d) After the date (the "Effective Date") on which United States Securities and Exchange Commission (the "Commission" or the "SEC") declares the registration statement (the "Registration Statement") covering the shares underlying the conversion of this Debenture (the "Conversion Shares") effective:

              (i) if the Conversion Price, as defined herein, is above the Maximum Conversion Price, as defined herein, Holder, at its sole option, shall be entitled to either (i) request an Interest Payment and Amortizing Payment from Company in the amounts set forth above; or (ii) elect to convert a portion of this Debenture pursuant to Article 3 hereof in an amount equal to or greater than the Amortizing Payment Amount. In the event Holder is unable to convert that portion of this Debenture equal to the Amortizing Payment Amount during any calendar month, Holder shall send a notice to Company within three (3) days of the date on which such Interest Payment and Amortizing Payment is due (the "Payment Date") with the total amount then due and Company shall make a payment in cash in an amount equal to the difference between the amount converted by Holder and the Amortizing Payment Amount due for that month.


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

              (ii) if the Conversion Price, as defined herein, is below the Maximum Conversion Price, as defined herein, Company, at its sole option, shall be entitled to either (i) make an Interest Payment and Amortizing Payment to Holder in the amounts set forth above; or (ii) request Holder to convert a portion of this Debenture pursuant to Article 3 hereof in an amount equal to or greater than the Amortizing Payment Amount. In the event Holder is unable to convert that portion of this Debenture equal to the Amortizing Payment Amount during any calendar month, Holder shall send a notice to Company within three (3) days of the Payment Date with the total amount then due and Company shall make a payment in cash in an amount equal to the difference between the amount converted by Holder and the Amortizing Payment Amount due for that month.

         (e) Nothing contained in this Article 2 shall limit the amount Holder can elect to convert during a calendar month except as defined in Section 3.2
(i) hereof.

         (f) All payments made under this Article 2 shall be applied toward the total Redemption Amount as outlined in Article 14 hereof.

         (g)   Company   may  make   additional   payments   toward   Redemption
("Prepayments") without any penalties.


Article 3    Conversion.

     Section 3.1   Conversion Privilege.

         (a) Holder of this Debenture, subject to Article 2 above, shall have the right to convert (a "Conversion") any and all amounts owing under this Debenture into shares of common stock of Company, par value $0.001 per share (the "Common Stock"), at any time following the Closing Date (as such term is defined in that certain Subscription Agreement, of even date herewith, by and between Company and Holder (the "Subscription Rights Agreement")) but which is before the close of business on the Maturity Date, except as set forth in
Section 3.2(c) hereof. The number of shares of Common Stock issuable upon the Conversion of this Debenture is determined pursuant to Section 3.2 hereof and rounding the result up to the nearest whole share.

         (b) This Debenture may only be converted, whether in whole or in part, in accordance with this Article 3.

         (c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture shall automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2 hereof.

     Section 3.2   Conversion Procedure.



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         (a) Conversion Procedures.  Holder may elect to convert the unpaid Face
Amount of and accrued Interest on this Debenture, in whole or in part, at any time following the Closing Date. Such Conversion shall be effectuated by Holder sending to Company a facsimile or electronic mail version of the signed Notice of Conversion, attached hereto as Exhibit A, which evidences Holder's intention to convert the Debenture as indicated. The date on which the Notice of Conversion is delivered (the "Conversion Date") shall be deemed to be the date on which Holder has delivered to Company a facsimile or electronic mail of the signed Notice of Conversion. Notwithstanding the above, any Notice of Conversion received by 5:00 P.M. Boston time shall be deemed to have been received the previous business day, with receipt being via a confirmation of time of facsimile of Holder.

         (b) Common Stock to be Issued. Upon Holder's Conversion of any Debenture, Company shall issue the number of shares of Common Stock equal to the Conversion. If, at the time of Conversion, the Registration Statement has been declared effective, Company shall instruct its transfer agent to issue stock certificates without restrictive legend (other than a legend referring to such Registration Statement and prospectus delivery requirements) or stop transfer instructions. If, at the time of Holder's Conversion, the Registration Statement has not been declared effective, Company shall instruct the transfer agent to issue the certificates with an appropriate legend. Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to this Debenture. Company represents and warrants to Holder that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be otherwise set forth herein.

         (c) Conversion Price. Holder is entitled to convert the unpaid Face Amount of this Debenture, plus accrued interest, any time following a Closing Date, at the lesser of the following prices (each (i) and (ii) being the "Conversion Price"): (i) eighty-five percent (85%) of the lowest closing bid price of the Common Stock during the twenty (20) trading days immediately prior to a Conversion Notice; or (ii) 46/100 U.S. dollars ($0.46) ("Maximum Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued upon Conversion, but the number of shares issuable shall be rounded up, in the event of a partial share, to the nearest whole share. Holder shall retain all rights of Conversion during any partial trading days.

         (d) Maximum Interest. Nothing contained in this Debenture shall be deemed to establish or require Company to pay interest to Holder at a rate in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under applicable law and such excess, if so ordered, shall be credited on any remaining balances due to Holder. In the event that the interest rate on this Debenture is required to be adjusted pursuant to this Section 3.2(d), then the parties hereto agree that the terms of this Debenture shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.



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

         (e) Opinion Letter. It shall be Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person or entity in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. Upon surrender of any Debentures that are to be converted in part, Company shall issue to Holder a new Debenture equal to the unconverted amount. Company hereby acknowledges that the date of consideration for this Debenture is the Issuance Date and shall use all commercially reasonable best efforts to facilitate sales under Rule 144 of the Securities Act.

         (f) Delivery of Shares.

              (i) Within three (3) business days after receipt of the Notice of Conversion (the "Certificate Deadline"), Company shall deliver a certificate, in accordance with Section 3.2(c) hereof for the number of shares of Common Stock issuable upon a Conversion. In the event Company does not make delivery of said certificate by the Certificate Deadline, Company shall pay to Holder in cash, as liquidated damages, an additional fee per day equal to three percent (3%) of the dollar value of the Debentures being converted.

              (ii) If the failure of Company to issue the certificate pursuant to this Article 3.2(f) is due to the unavailability of a sufficient number of authorized shares of Common Stock of Company, then the provisions of this
Article 3.2(f) shall apply as well as the provisions of Article 3.2(k) hereof shall apply.

              (iii) Company shall make any payments required under this Article 3.2(f) in immediately available funds by the Certificate Deadline. Nothing herein shall limit Holder's right, at Holder's sole discretion, to pursue actual damages or cancel the conversion for Company's failure to issue and deliver the certificate by the Certificate Deadline.

              (iv) Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet Conversion of the full amount of the Debentures then outstanding and due to Holder, unless so waived by Holder in writing. If, at any time, Holder submits a Notice of Conversion and Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders) available to effect, in full, a Conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), Company shall issue to Holder all of the shares of Common Stock which are then currently available. Any Debentures or any portion thereof, which cannot be converted due to Company's lack of sufficient authorized common stock (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by Holder to Company. Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to Holder, by facsimile, within one (1) business days of such default.

              (v) In the event of Conversion Default, Company will pay to Holder an amount computed as follows (the "Conversion Default Rate"):


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       (N / 365) x (0.24) x (initial issuance price of outstanding and/or tendered but not converted Debentures held by Holder)

              Where N is equal to the number of days from the Conversion Default Date to the date that Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures (the "Authorization Date"). Company shall send notice to Holder of the outstanding Debentures that additional shares of Common Stock have been authorized, stating the Authorization Date and the amount of Holder's accrued Conversion Default payments ("Authorization Notice"). The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by Holder to Company, as follows: (i) in the event Holder elects to take such payment in cash, cash payment shall be made to Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, Holder may convert at the Conversion Default Rate within five (5) business days until the expiration of the Conversion period.

              (vi) Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a Conversion of the Debentures will cause Holder to suffer irreparable harm, and that damages will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this Section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture. Nothing herein shall limit Holder's right to pursue actual damages for Company's failure to maintain a sufficient number of authorized shares of Common Stock.

              (vii) If by the Certificate Deadline, any portion of the shares of the Debentures have not been delivered to Holder and Holder purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be converted and delivered to Holder by Company (the "Covering Shares"), then Company shall pay to Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares, minus (y) the net proceeds (after brokerage commissions, if any) received by Holder from the sale of the sold shares. Company shall pay the Buy-In Adjustment Amount to Holder in immediately available funds within five (5) business days of written demand by Holder. By way of illustration and not in limitation of the foregoing, if Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a buy-in with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In
Adjustment Amount which Company would be required to pay to Holder would be $1,000.


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

              (g) Prospectus and Other Documents. Company shall furnish to Holder one (1) prospectus and any other documents incidental to the registration of the Conversion Shares, including any amendment of or supplements thereto. Any filings submitted via EDGAR will constitute fulfillment of Company's obligation under this Section.

              (h) Limitation on Issuance of Shares. If Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of this Debenture, Company may be limited in the number of shares of Common Stock it may issue by virtue of (A) the number of authorized shares or (B) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof: (i) Company will take all steps necessary to issue the Conversion Shares without violating the Cap Regulations, and (ii) if, despite taking such steps, Company cannot issue such Conversion Shares without violating the Cap Regulations or Holder cannot convert as a result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") Holder shall have the right to elect either of the following options:

                     (i) if permitted by the Cap Regulations, require Company to issue shares of Common Stock in accordance with Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

                     (ii) require Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of
(i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date on which the Redemption Amount is paid to Holder (the "Redemption Date").

         Holder may elect, without limitation, one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Unconverted Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by Holder. The provisions of this Section are not intended to limit the scope of the provisions otherwise included in the Unconverted Debenture.

              (i) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall Holder be entitled to convert that amount of Debenture, and in no event shall Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "Exchange Act")), by Holder, would exceed four and ninety-nine one hundredths percent (4.99%) of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the Exchange Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section


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13(d) of the Exchange Act is different on any Conversion Date than it was on the
Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether Holder would be acquiring beneficial ownership of more than four and ninety-nine one hundredths percent (4.99%) of the number of shares of Common Stock outstanding on such Conversion Date. However, nothing in this Section 3.2(i) shall be read to reduce the amount of principal, Interest or penalties, if any, due to Holder.

              (j) Legend. Holder acknowledges that each certificate representing the Debentures, and the Common Stock unless registered pursuant to the Debenture Registration Rights Agreement, shall be stamped or otherwise imprinted with a legend substantially in the following form:

               THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

              (k) Prior to Conversion of this Debenture, if at any time the Conversion of all the Debentures and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the Conversions, then in such event, Company will move to call and hold a shareholder's meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock such as necessary to facilitate Holder's Conversions. In such an event, management of Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. Management of Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock to an amount equal to three hundred percent (300%) of the remaining balance on this Debenture. Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Debentures as permitted under the terms of any of the Transaction Documents (as such term is defined in that certain Debenture Registration Rights Agreement, of even date herewith, by and between Company and Holder). Nothing in this Section shall limit the obligation of Company to make


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

the payments set forth in this Article 3. Holder, at its sole option, may request Company to authorize and issue additional shares if Holder feels it is necessary for Conversions in the future. In the event Company's shareholder's meeting does not result in the necessary authorization, Company shall redeem the outstanding Debentures for an amount equal to the sum of the principal of the outstanding Debentures plus accrued interest thereon multiplied by one hundred thirty-three percent (133%).

         Section 3.3 Fractional Shares. Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, Company shall round up, to the nearest whole share.

         Section 3.4 Taxes on Conversion. Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

         Section 3.5 Company to Reserve Stock. Company shall reserve and maintain the number of shares of Common Stock required pursuant to and upon the terms set forth in the Transaction Documents to permit the Conversion of this Debenture. All Conversion Shares shall, upon issuance by Company, be validly issued, fully paid and nonassessable and free and clear from all taxes, liens, charges and encumbrances with respect to the issuance thereof.

         Section 3.6 Restrictions on Sale. This Debenture has not been registered under the Securities Act and is being issued under Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This Debenture and the Conversion Shares may only be sold pursuant to registration under or an exemption from the Securities Act.

         Section 3.7 Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in the case of a subdivision of shares or stock dividend, or proportionately increased in the case of combination of shares, in each such case, by the ratio that the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Article 4    Mergers.

         Company shall not consolidate or merge into, or transfer any or all of its assets to, any person, unless such person assumes in writing the obligations of Company under this Debenture and immediately after such transaction no Event of Default (as defined below) exists. Any reference herein to Company shall refer to such surviving or transferee corporation and the obligations of Company shall terminate only upon such written assumption of Company's obligation. In the event of a merger, or other consolidation, Company shall give notice to Holder simultaneously with the announcement to the public markets.

Article 5    Security.

         This Debenture, and Company's obligations hereunder, are secured by that certain Security Agreement, of even date herewith, by and between Company and Holder (the "Security Agreement").

Article 6    Defaults and Remedies.

         Section 6.1 Events of Default. An "Event of Default" occurs if any one of the following occur:

         (a) Company does not make timely payment or Conversion, in whole or in part, necessary to cover the principal, interest or other sum due on the Maturity Date, Conversion Date, upon redemption, or otherwise described herein;

         (b) Company does not make a payment in cash for a period of five (5) business days when due as described in this Debenture; or,

         (c) any of Company's representations or warranties contained in the Transaction Documents or this Debenture were false when made or Company fails to comply with any of its other agreements in the Transaction Documents and such failure continues for a period of five (5) business days; or,

         (d) Company defaults in the material terms of any of the Transaction Documents;

         (e) Company  pursuant to or within the meaning of any  bankruptcy  law:
(i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against Company in an involuntary case; (B) appoints a custodian of Company for all or substantially all of its property or (C) orders the liquidation of Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or,

         (f) Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board ("Principal Market") for in excess of three (3) consecutive Trading Days. Failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) trading days; or notification from a Principal Market that Company is not in compliance with the conditions for such continued listing on such Principal Market; or,

         (g) Company breaches any covenant or condition of the Transaction Documents, and such breach, if subject to cure, continues for a period of five
(5) business days; or,

         (h) the Registration Statement is not declared effective by the SEC within twelve (12) months of the Issuance Date; or,

         (i)  the  underlying   Registration   Statement   subsequently  becomes
ineffective and does not become effective again within fifteen (15) days of such notice of ineffectiveness by the SEC; or,

         (j) Company's failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Company's books; provided, however, that in the event that such failure is curable, Company shall have ten
(10) business days to cure such failure; or,

         (k) an attachment or levy is made upon Company's assets having an aggregate value in excess of twenty-five thousand dollars ($25,000) or a judgment is rendered against Company or Company's property involving a liability of more than twenty-five thousand dollars ($25,000) which shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days from the entry hereof; or,

         (l) any change in Company's condition or affairs (financial or otherwise) which in Holder's reasonable, good faith opinion, would have a Material Adverse Effect (as that term is defined in the Subscription Agreement); provided, however, that in the event that such failure is curable, Company shall have ten (10) business days to cure such failure; or,

         (m) any Lien, except for Permitted Liens (as those terms are defined in the Security Agreement), created hereunder or under any of the Transaction Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority interest; or,

         (n) the indictment or threatened indictment of Company, any officer of Company under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against Company or any officer of Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of Company.

         (o) There is an outstanding balance on the Face Amount of the Debenture upon the Anniversary Date.

Section 6.2  Remedies.

         (a) In the Event of Default, Holder may elect to secure a portion of the Security Interest (as defined in the Security Agreement). Holder may also elect to garnish revenue from Company in an amount that will repay Holder on the schedules outlined in this Debenture.

         (b) In the Event of Default, as outlined in this Debenture, Holder may exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty, and by ten percent (10%) for each subsequent Event of Default. In addition, Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as liquated damages ("Liquidated Damages"), compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest or a penalty under the terms of this Debenture.

         (c) In the event of Default, under Section 6.1(h) hereof, Holder may elect to switch the Conversion Price of the Debenture as outlined in Section 3.2(c) above ("Default Conversion Price"). The Default Conversion Price shall be equal to the lesser of (i) the Conversion Price or (ii) seventy percent (70%) of the lowest closing bid price of the Common Stock during the twenty (20) trading days prior to conversion. Upon written notice being sent to Company by Holder of Default under Section 6.1(h), and Holder's election to exercise the remedy to switch the conversion price to the Default Conversion Price, Company shall immediately withdraw the Registration Statement. Further, Company agrees that the date of consideration for the Debenture shall remain the Issuance Date stated herein. Company shall provide an opinion letter from counsel within two
(2) business days of written request by Holder stating that the date of consideration for the Debenture is the Issuance Date and submission of proper Rule 144 support documentation consisting of a Form 144, a broker's representation letter and a seller's representation letter. In the event Company does not deliver the opinion letter within two business days, the Default Conversion Price shall immediately decrease by two percent (2%) for each business day an opinion letter fails to be delivered. In the event that counsel to Company fails or refuses to render an opinion as required to issue the Conversion Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then Company irrevocably and expressly authorizes counsel to Holder to render such opinion and shall authorize the Transfer Agent to accept and to rely on such opinion for the purposes of issuing the Conversion Shares (which is attached as Exhibit E to that certain Subscription Agreement, of even date herewith, by and between Company and Holder). Any costs incurred by Holder for such opinion letter shall be added to the Face Amount of the Debenture.

         Section 6.3 Acceleration. If an Event of Default occurs, Holder by notice to Company may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be immediately due and payable in full.

         Section 6.4 Seniority. Company warrants that no indebtedness of Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of Holder hereunder.

         Section 6.5 Cost of Collections. If an Event of Default occurs, Company
shall  pay  Holder's  reasonable  costs  of  collection,   including  reasonable
attorney's fees and costs of arbitration.

Article 7    Registered Debentures.

         Section 7.1 Record Ownership. Company or its attorney shall maintain a register of Holder of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. Company may treat the person named as Holder of this Debenture in the Register as the sole owner of this Debenture. Holder of this Debenture is exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 7.2 Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, Company shall issue a new Debenture in place of the Debenture if Holder so requests by written notice to Company.

Article 8    Notice.

         Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to Company:         Attn: Kevin Kelly
                                Patient Portal Technologies, Inc.
                                7108 Fairway Drive, Ste. 215
                                Palm Beach Gardens, FL 33418
                                Telephone: (561) 630-7688
                                Fax: _______________________


         If to the Holder:      Dutchess Capital Management, LLC
                                50 Commonwealth Ave, Suite 2
                                Boston, MA  02116
                                Attention: Douglas Leighton
                                Telephone: (617) 301-4700
                                Facsimile: (617) 249-0947

         Each party hereto shall provide five (5) business days prior notice to the other party hereto of any change in address, phone number or facsimile number.

Article 9    Time.

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets ("US Markets") are closed (a "Holiday"), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 10   No Assignment.

         This Debenture and the obligations of Company hereunder shall not be assignable by Company.

Article 11   Rules of Construction.

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of Company is required or allowed, such determination shall be made by a majority of the Board of Directors of Company and if it is made in good faith, it shall be conclusive and binding upon Company and Holder of this Debenture. Any capitalized term used but not defined in this Debenture shall have the meaning ascribed to it in the Transaction Documents (as such term is defined in that certain Debenture Registration Rights Agreement, of even date herewith, by and between Company and Holder).

Article 12   Governing Law.

         This Debenture and all related instruments and documents and the rights and obligations of the parties hereunder and thereunder shall, in all respects, be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

Article 13   Disputes Under Debenture.

         The parties to this Debenture will submit all disputes arising under it to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this Debenture will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit Holder's right to obtain an injunction for a breach of this Debenture from a court of law.

Article 14   Redemption.

         Company shall have the right to redeem Holder, in cash, the Debenture, in whole or in part ("Redemption Amount"), at a price equal to one hundred and twenty-five percent (125%) of the outstanding principal amount of the Debenture, including accrued interest (and penalties if applicable). Any Amortizing Payments, as defined in Article 2 hereof, shall apply to the Redemption Amount. Any portion of the Redemption Amount not converted shall be paid in cash to Holder under the terms described in this Article 14. In the event Company's Common Stock is trading above the Maximum Conversion Price, Holder shall retain the right to refuse Redemption in cash by Company and convert any Interest Payments and Amortizing Payments due as outlined in Article 3.

Article 15   Holder Warrants.

         As an additional inducement to Holder entering into the Transaction Documents, Company shall issue to Holder a warrant to purchase twenty-two million eight hundred and twenty-six thousand eight-six (22,826,086) shares of its common stock exercisable at the strike price outlined in the Warrant.

Article 16   Waiver.

         Holder's delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waive, affect, or diminish any right of Holder under this Debenture to demand strict compliance and performance herewith. Any waiver by Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of Company contained in this Debenture, and no Event of Default, shall be deemed to have been waived by Holder, nor may this Debenture be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by Holder.

Article 17   Integration.

         This Debenture is the final definitive agreement between Company and Holder with respect to the terms and conditions set forth herein, and, the terms of this Debenture may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. The execution and delivery of this Debenture is done in conjunction with the execution of the other Transaction Documents.

Article 18   Failure To Meet Obligations by Company.

         Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make payments, deliver shares and, as necessary, to register and maintain sufficient number of shares, will cause Holder to suffer irreparable harm and that the actual damage to Holder will be difficult to ascertain. Accordingly, the parties hereto agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

Article 19   Representations and Warranties of Company.

         Company hereby represent and warrants to Holder that: (i) it is voluntarily issuing this Debenture of its own freewill, (ii) it is not issuing this Debenture under economic duress, (iii) the terms of this debenture are reasonable and fair to Company, and (iv) Company has had independent legal counsel of its own choosing review this Debenture, advise Company with respect to this Debenture, and represent Company in connection with its issuance of this Debenture.

Article 20   Acknowledgements of the Parties.

         Notwithstanding anything in this Debenture to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) Holder makes no representations or covenants that it will not engage in trading in the securities of Company; (ii) Company shall, by 8:30 a.m. Boston time on the trading day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and in the other Transaction Documents; (iii) Company has not and shall not provide material non-public information to Holder unless prior thereto Holder shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) Company understands and confirms that Holder will be relying on the acknowledgements set forth in clauses (i) through (iii) above if Holder effects any transactions in the securities of Company.

Article 21   Amendments, Waivers and Consents;  Successors and Assigns.

         Neither this Agreement nor any other Transaction Document nor any of the terms hereof or thereof may be amended, modified, changed, waived, discharged or terminated, nor shall any consent be given, unless such amendment, modification, change, waiver, discharge, termination or consent is in writing signed by Holder and Company. This Agreement may not be assigned by Company without prior written consent of Holder, which consent may be withheld in Holder's sole discretion. The rights and privileges of Holder hereunder shall inure to the benefit of its successors and assigns.

Article 22   Severability.

         Any provision of this Agreement, or of any other Transaction Document, that is prohibited by, or unenforceable under, the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Company hereby waives any provision of law which renders any provision of this Agreement or any other Transaction Document prohibited or unenforceable in any respect.

Article 23   Counterparts.

         This Agreement may be executed in counterparts and each shall be effective as an original, and a photocopy, facsimile or telecopy of this executed Agreement shall be effective as an original. In making proof of this Agreement, it shall not be necessary to produce more than one counterpart, photocopy, facsimile, or telecopy of this executed Agreement.

Article 24   Time.

         Time is of the essence of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Debenture to be duly executed on the day and year first above written.


                                Patient Portal TECHNOLOGIES, Inc.


                                By_________________________________

                                Name: Kevin Kelly, Chief Executive Officer


                                By:________________________________
                                Thomas Hagan, Secretary, Acting CFO and Director


                                By:________________________________
                                David Wolf , Chief Operating Officer



                                DUTCHESS PRIVATE EQUITIES FUND, LTD.



                                By: __________________________________
                                Name: Douglas H. Leighton
                                Title: Director

                                    EXHIBIT A
                                    ---------

                              NOTICE OF CONVERSION

Patient Portal Technologies, Inc.

Re: Notice of Conversion
------------------------

Gentlemen:

         The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of its convertible debenture (the "Debenture") into Common Stock of Patient Portal Technologies, Inc. ("Company") according to the conditions set forth in the Debenture issued by Company.

Date of Conversion____________________________________________________


Applicable Conversion Price___________________________________________


Number of Debentures Issuable upon this Conversion____________________


Name:  Dutchess Private Equities Fund, LTD.
       ------------------------------------

Address: 50 Commonwealth Ave, Boston, MA 02116
         -------------------------------------

Phone: 617-301-4700                 Fax: 617-249-0947
       ------------                      ------------


                                DUTCHESS PRIVATE EQUITIES FUND, LTD.,


                                By: _______________________________________
                                Name: Douglas H. Leighton
                                Title: Director

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